Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 12, 2014, with respect to the financial statements and schedule of the Allegheny Technologies Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 12, 2014